SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No.2)1

                              Cross Country, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, Par Value $0.0001 per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22748P105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 24, 2001
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

---------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22748P105                     13G                   Page 2 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)[ ]
                                                                      (b)[ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER         4,390,473
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER    4,390,473

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,390,473
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.4%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 3 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL III, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           435,209
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER      435,209

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         435,209
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.3%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 4 of 23 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE PARTNERS III, L.L.C.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY


-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           435,209
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER      435,209

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         435,209
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.3%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 5 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE PARTNERS III, L.P.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY

-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           381,845
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER      381,845

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         381,845
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.2%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 6 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE INVESTORS III, L.P.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                     (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY


-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER            36,668
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER       36,668

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,668
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.1%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN

-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 7 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         THE MORGAN STANLEY VENTURE PARTNERS ENTREPRENEUR FUND, L.P.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY


-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER            16,696
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER       16,696

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,696
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         less than 0.1%

-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 8 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW CAPITAL PARTNERS IV, INC.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY

-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER         3,955,264
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER    3,955,264

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,955,264
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.1%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                   Page 9 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW CAPITAL PARTNERS IV, LLC
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY

-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER        3,955,264
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER   3,955,264

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,955,264
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.1%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                  Page 10 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY

-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER         3,464,045
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER    3,464,045

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,464,045
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                  Page 11 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSDW IV 892 INVESTORS, L.P.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY

-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           371,760
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER      371,760

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         371,760
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.1%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22748P105                     13G                  Page 12 of 23 Pages

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.
-------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  3.     SEC USE ONLY

-------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------

                          5.     SOLE VOTING POWER                 -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER           119,459
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER            -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITIVE POWER      119,459

-------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         119,459
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
         CERTAIN SHARES*

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.4%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     Cross Country, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     6551 Park of Commerce Blvd., N.W., Suite 200, Boca Raton, FL 33487

Item 2(a).  Name of Person Filing:

     This statement is filed jointly on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     Morgan Stanley ("MS")

     Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.")

     Morgan Stanley Venture Partners III, L.L.C. ("MSVP III, L.L.C.")

     Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.")

     Morgan Stanley Venture Investors III, L.P. ("MSVI III, L.P.")

     The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (the "Entrepreneur Fund")

     MSDW Capital Partners IV, Inc. ("MSDWCP IV, Inc.")

     MSDW Capital Partners IV, LLC ("MSDWCP IV, LLC")

     Morgan Stanley Dean Witter Capital Partners IV, L.P. ("MSDWCP IV, L.P.")

     MSDW IV 892 Investors, L.P. ("MSDW IV 892, L.P.")

     Morgan Stanley Dean Witter Capital Investors IV, L.P. ("MSDWCPI IV, L.P.")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MS, MSVC III, Inc., MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P., the Entrepreneur Fund, MSDWCP IV, Inc., MSDWCP IV, LLC, MSDWCP IV, L.P., MSDW IV 892, L.P. and MSDWCPI IV, L.P. is:

     1585 Broadway
     New York, New York 10036

Item 2(c).  Citizenship:

     The citizenship of MS, MSVC III, Inc., MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P., the Entrepreneur Fund, MSDWCP IV, Inc., MSDWCP IV, LLC, MSDWCP IV, L.P., MSDW IV 892, L.P. and MSDWCPI IV, L.P. is Delaware.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Company's Common Stock, par value $0.0001 per share (the "Shares").

Item 2(e).  CUSIP Number:

     22748P105

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [ ]  Broker or dealer registered under Section 15 of the
                    Exchange Act;

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

         (d)   [ ]  Investment company registered under Section 8 of the
                    Investment Company Act;

         (e)   [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)   [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     As of December 31, 2002: (i) MSVP III, L.P. owned directly 381,845 Shares;
(ii) MSVI III, L.P. owned directly 36,668 Shares; (iii) the Entrepreneur Fund owned directly 16,696 Shares; (iv) MSDWCP IV, L.P. owned directly 3,464,045 Shares; (v) MSDW IV 892, L.P. owned directly 371,760 Shares; and (vi) MSDWCPI IV, L.P. owned directly 119,459 Shares.

     MSVP III, L.L.C. is the general partner of MSVP III, L.P., MSVI III, L.P. and the Entrepreneur Fund (collectively, "Funds III"), and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by Funds III. MSVC III, Inc. is the institutional managing member of MSVP III, L.L.C., and, as such, shares, together with the remaining managing members, the power to direct the actions of MSVP III, L.L.C. MS, as the sole shareholder of MSVC III, Inc., controls the actions of MSVC III, Inc. Therefore, MSVP III, L.L.C. and MSVC III, Inc. each may be deemed to have beneficial ownership of the 435,209 Shares held collectively by Funds III.

     MSDWCP IV, LLC is the general partner of MSDWCP IV, L.P., MSDW IV 892, L.P. and MSDWCI IV, L.P. (collectively, "Funds IV") and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all Shares held by Funds IV. MSDWCP IV, Inc. is the institutional managing member of MSDWCP IV, LLC, and, as such, shares together with the remaining managing members, the power to direct the actions of MSDWCP IV, LLC. MS, as the sole shareholder of MSDWCP IV, Inc., controls the actions of MSDWCP IV, Inc. Therefore, MSDWCP IV, LLC and MSDWCP IV, Inc. each may be deemed to have beneficial ownership of the 3,955,264 Shares held by Funds IV.

     Therefore, MS may be deemed to have beneficial ownership of the 435,209 Shares held by Funds III and the 3,955,264 Shares held by Funds IV.

     MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class: (1)

     Morgan Stanley                                            13.4% of the Shares

     Morgan Stanley Venture Capital III, Inc.                  1.3% of the Shares

     Morgan Stanley Venture Partners III, L.L.C.               1.3% of the Shares

     Morgan Stanley Venture Partners III, L.P.                 1.2% of the Shares

     Morgan Stanley Venture Investors III, L.P.                0.1% of the Shares

     The Morgan Stanley Venture Partners                       less than 0.1% of the Shares
     Entrepreneur Fund, L.P.

     MSDW Capital Partners IV, Inc.                            12.1% of the Shares

     MSDW Capital Partners IV, LLC                             12.1% of the Shares

     Morgan Stanley Dean Witter Capital Partners IV, L.P.      10.6% of the Shares

     MSDW IV 892 Investors, L.P.                               1.1% of the Shares

     Morgan Stanley Dean Witter Capital Investors IV, L.P.     0.4% of the Shares

---------
(1) Based on the 32,648,266 Shares reported to be outstanding as of October 31, 2002 on the Form 10-Q filed with the SEC, for the quarter ended September 30, 2002.

(c)  Number of shares as to which such person has:

                                                                            (iii)             (iv)
                                         (i)                (ii)         Sole power      Shared power
                                      Sole power       Shared power     to dispose or      to dispose
                                    to vote or to       to vote or      to direct the   or to direct the
                                   direct the vote  to direct the vote  disposition of   disposition of
                                   ---------------  ------------------  --------------  ----------------
Morgan Stanley                          - 0 -           4,390,473            - 0 -          4,390,473

Morgan Stanley Venture                  - 0 -             435,209            - 0 -           435,209
Capital III, Inc.

Morgan Stanley Venture                  - 0 -             435,209            - 0 -           435,209
Partners III, L.L.C.

Morgan Stanley Venture                  - 0 -             381,845            - 0 -           381,845
Partners III, L.P.

Morgan Stanley Venture                  - 0 -              36,668            - 0 -            36,668
Investors III, L.P.

The Morgan Stanley                      - 0 -              16,696            - 0 -            16,696
Venture Partners
Entrepreneur Fund, L.P.

MSDW Capital Partners                   - 0 -           3,955,264            - 0 -         3,955,264
IV, Inc.

MSDW Capital Partners                   - 0 -           3,955,264            - 0 -         3,955,264
IV, LLC

Morgan Stanley Dean                     - 0 -           3,464,045            - 0 -         3,464,045
Witter Capital Partners
IV, L.P.

MSDW IV 892                             - 0 -             371,760            - 0 -          371,760
Investors, L.P.

Morgan Stanley Dean                     - 0 -             119,459            - 0 -          119,459
Witter Capital Investors
IV, L.P.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certifications.

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                       Date: February 13, 2003

                                       MORGAN STANLEY

                                       By: /s/ Dennine Bullard
                                          -------------------------------------
                                          Name:  Dennine Bullard
                                          Title: Authorized Signatory


                                       MORGAN STANLEY VENTURE CAPITAL III,
                                       INC.

                                       By: /s/ Debra Abramovitz
                                          -------------------------------------
                                          Name:  Debra Abramovitz
                                          Title: Executive Director


                                       MORGAN STANLEY VENTURE PARTNERS III,
                                       L.L.C.
                                       By: Morgan Stanley Venture Capital III,
                                             Inc., as Institutional Managing
                                             Member

                                       By: /s/ Debra Abramovitz
                                          -------------------------------------
                                          Name:  Debra Abramovitz
                                          Title: Executive Director


                                       MORGAN STANLEY VENTURE PARTNERS III,
                                       L.P.
                                       By: Morgan Stanley Venture Partners III,
                                             L.L.C., as General Partner
                                       By: Morgan Stanley Venture Capital III,
                                             Inc., as Institutional Managing
                                             Member of the General Partner

                                       By: /s/ Debra Abramovitz
                                          -------------------------------------
                                          Name:  Debra Abramovitz
                                          Title: Executive Director

                                       MORGAN STANLEY VENTURE INVESTORS III,
                                       L.P.
                                       By: Morgan Stanley Venture Partners III,
                                             L.L.C., as General Partner
                                       By: Morgan Stanley Venture Capital III,
                                             Inc., as Institutional Managing
                                             Member of the General Partner

                                       By: /s/ Debra Abramovitz
                                          -------------------------------------
                                            Name:  Debra Abramovitz
                                            Title: Executive Director


                                       THE MORGAN STANLEY VENTURE PARTNERS
                                       ENTREPRENEUR FUND, L.P.
                                       By: Morgan Stanley Venture Partners III,
                                             L.L.C., as General Partner
                                       By: Morgan Stanley Venture Capital III,
                                             Inc., as Institutional Managing
                                             Member of the General Partner

                                       By: /s/ Debra Abramovitz
                                          -------------------------------------
                                          Name:  Debra Abramovitz
                                          Title: Executive Director


                                       MSDW CAPITAL PARTNERS IV, INC.

                                       By: /s/ Karen H. Bechtel
                                          -------------------------------------
                                          Name:  Karen H. Bechtel
                                          Title: Managing Director


                                       MSDW CAPITAL PARTNERS IV, LLC
                                       By:  MSDW Capital Partners IV, Inc.,
                                            as Institutional Managing Member

                                       By: /s/ Karen H. Bechtel
                                          -------------------------------------
                                          Name:  Karen H. Bechtel
                                          Title: Managing Director

                                       MORGAN STANLEY DEAN WITTER CAPITAL
                                       PARTNERS IV, L.P.
                                       By: MSDW Capital Partners IV, LLC,
                                             as General Partner
                                       By: MSDW Capital Partners IV, Inc.,
                                             as Institutional Managing Member
                                             of the General Partner

                                       By: /s/ Karen H. Bechtel
                                          -------------------------------------
                                          Name:  Karen H. Bechtel
                                          Title: Managing Director


                                       MSDW IV 892 INVESTORS, L.P.
                                       By: MSDW Capital Partners IV, LLC,
                                             as General Partner
                                       By: MSDW Capital Partners IV, Inc.,
                                             as Institutional Managing Member
                                             of the General Partner

                                       By: /s/ Karen H. Bechtel
                                          -------------------------------------
                                          Name:  Karen H. Bechtel
                                          Title: Managing Director


                                       MORGAN STANLEY DEAN WITTER CAPITAL
                                       INVESTORS IV, L.P.
                                       By: MSDW Capital Partners IV, LLC,
                                             as General Partner
                                       By: MSDW Capital Partners IV, Inc.,
                                             as Institutional Managing Member
                                             of the General Partner

                                       By: /s/ Karen H. Bechtel
                                          -------------------------------------
                                          Name:  Karen H. Bechtel
                                          Title: Managing Director